Exhibit 99.1 For Immediate Release
American Axle & Manufacturing Reports
Fourth Quarter and Full Year 2006 Financial Results
Announces 2007 Earnings and Cash Flow Guidance
Detroit, Michigan, February 2, 2007 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2006.
Full Year 2006 Results
•	Full year sales of $3.2 billion, reflecting a 9% year-over-year decline in AAM production volumes

•	Non-GM sales of $758.5 million, or 24% of total net sales

•	Special charges of $181.4 million for a special attrition program accepted by approximately 1,500 UAW represented associates at AAM’s master agreement facilities and other related restructuring actions

•	Asset impairment charges of $196.5 million primarily associated with plans to idle AAM production capacity in the U.S. dedicated to the mid-size light truck product range

•	Net loss of $222.5 million, or $4.42 per share
AAM’s results in the fourth quarter of 2006 were a net loss of $188.6 million or $3.74 per share. This compares to earnings of $4.5 million or $0.09 per share in the fourth quarter of 2005. Full year 2006 results were a net loss of $4.42 per share as compared to earnings of $1.10 per share in 2005. AAM’s results in 2006 reflect an overall 9% year-over-year decline in production volumes for the major North American light truck programs AAM currently supports. This includes an estimated 30% decrease in customer production volumes for AAM’s mid-sized light truck product range as compared to 2005. Production volumes for the major full-size pickup truck and SUV programs AAM currently supports for General Motors and the Chrysler Group were relatively unchanged in 2006 as compared to 2005.
In the fourth quarter of 2006, AAM recorded special charges relating to a special attrition program (SAP) accepted by approximately 1,500 UAW represented associates at AAM’s master agreement facilities. AAM also recorded a special charge in 2006 for supplemental unemployment benefits (SUB) estimated to be payable to UAW associates who are expected to be permanently idled through the end of the current collective bargaining agreement that expires in February 2008. AAM recorded additional special charges associated with salaried workforce reductions and other attrition programs offered to its associates. In total, these special charges increased AAM’s operating costs in 2006 by $181.4 million. AAM estimates that the future structural cost benefit resulting from the SAP and other related restructuring actions will exceed $100 million annually.
In addition to these special charges, AAM also recorded asset impairment charges of $196.5 million in the fourth quarter of 2006 associated with plans to idle a portion of AAM’s production capacity in the U.S. dedicated to its mid-size light truck product range and other capacity reduction initiatives.
“As the domestic automotive industry continues its rapid and unprecedented structural transformation, AAM took difficult, but necessary actions in 2006 to adjust our workforce and production capacity in the U.S. to meet the realities of the new global automotive market,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO, Richard E. Dauch. “In 2006, we made significant progress on AAM’s long-term strategic goals with the expansion of our product portfolio and new business backlog to support the growing all-wheel-drive passenger car and crossover vehicle market segment. We also launched important new products for General Motors, the Chrysler Group, SsangYong Motors, Hino, Jatco, Koyo and Harley-Davidson, while expanding our served markets and global manufacturing footprint into mainland Europe and Asia.”

2007 Outlook
•	AAM expects full year 2007 sales to increase to approximately $3.3 billion

•	AAM expects production volumes for the major North American light truck programs AAM currently supports to be approximately 2% lower as compared to 2006

•	AAM expects earnings to range from approximately $1.25 to $1.50 per share in 2007

•	AAM expects capital spending to range from $240 million to $250 million in 2007

•	AAM expects free positive cash flow to exceed $100 million in 2007
AAM’s 2007 earnings outlook is based on the assumption that its customers’ production volumes for the major North American light truck programs it currently supports will be approximately 2% lower as compared to 2006. Based on this production assumption, the anticipated timing of new program launches and higher content on GM’s all-new, award winning full-size SUV and pickup truck program, AAM expects 2007 sales to increase to approximately $3.3 billion. AAM expects content per vehicle to increase approximately 5% in 2007, off a base of $1,225 in 2006.
AAM’s 2007 earnings outlook also reflects its plans to incur an additional $25 million of special charges and other non-recurring operating costs related to incremental attrition program activity, the redeployment of machinery and equipment and other steps to rationalize underutilized capacity. Including capital expenditures related to this activity and payments due to associates pursuant to the SAP and other attrition programs expensed in 2006, AAM expects to incur a net use of cash approximating $100 million in 2007 in support of these attrition obligations and restructuring activities.
Reflecting the impact of AAM’s 2007 earnings outlook, a reduction in AAM’s capital spending to a range of $240 million to $250 million and the continuation of its quarterly cash dividend program, AAM expects its free positive cash flow to exceed $100 million in 2007. AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures and dividends paid.
AAM expects depreciation and amortization expense to increase approximately $20 million in 2007 as compared to 2006. Although the asset impairments recorded in 2006 reduce the annual rate of depreciation and amortization expense for certain of these assets in 2007, the impact of depreciation on new machinery and equipment almost entirely offsets that reduction. AAM also accelerated useful life estimates for various assets as a result of its asset impairment assessment in 2006. These changes in useful life estimates increase the annual rate of depreciation for these assets beginning in 2007.
Taking all of these factors into account, AAM expects its earnings to range from $1.25 to $1.50 per share in 2007.
“In 2007, we expect to strengthen AAM’s position in terms of sales growth, margin expansion and free cash flow generation,” said Mr. Dauch. “AAM’s plan to generate more than $100 million of free cash flow in 2007 will enhance our ability to invest in the continuing diversification of our product portfolio, customer base and global manufacturing footprint. We will remain focused on these long-term strategic goals in 2007, while at the same time reducing debt levels, improving our balance sheet strength and enhancing stockholder value.”
A conference call to review AAM’s fourth quarter and full year 2006 results is scheduled today at 10:00 a.m. EST. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States. A replay will be available from 12:00 p.m. EST on February 2, 2007 until 5:00 p.m. EST February 9, 2007 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 5211203.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: reduced purchases of our products by GM, DaimlerChrysler or other customers; reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; our ability and our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to achieve cost reductions through accelerated attrition programs; our ability to achieve sufficient cost reductions to remain globally competitive; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; additional restructuring actions that may occur; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; our ability to respond to changes in technology or increased competition; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #
For more information ...

Renee Rogers	Christopher M. Son
Manager, Corporate Communications	Director, Investor Relations
and Media Relations	(313) 758-4814
(313) 758-4882	chris.son@aam.com
renee.rogers@aam.com
Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In millions, except per share data)
Net sales	$781.1	$852.6	$3,191.7	$3,387.3

Cost of goods sold	1,001.1	788.9	3,320.3	3,082.6

Gross profit (loss)	(220.0)	63.7	(128.6)	304.7

Selling, general and administrative expenses	51.6	55.6	197.4	199.6

Operating income (loss)	(271.6)	8.1	(326.0)	105.1

Net interest expense	(11.8)	(7.2)	(38.8)	(27.2)

Other income (expense)
Debt refinancing costs	—	—	(2.7)	—
Other, net	0.6	2.3	12.0	2.1

Income (loss) before income taxes	(282.8)	3.2	(355.5)	80.0

Income tax expense (benefit)	(94.2)	(1.3)	(133.0)	24.0

Net income (loss)	$(188.6)	$4.5	$(222.5)	$56.0

Diluted earnings (loss) per share	$(3.74)	$0.09	$(4.42)	$1.10

Diluted shares outstanding	50.5	51.1	50.4	51.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$13.5	$3.7
Accounts receivable, net	327.6	328.0
Inventories, net	198.4	207.2
Other current assets	99.9	62.5

Total current assets	639.4	601.4

Property, plant and equipment, net	1,731.7	1,836.0
Goodwill	147.8	147.8
Other assets and deferred charges	78.6	81.4

Total assets	$2,597.5	$2,666.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$329.0	$381.1
Other accrued expenses	212.3	168.1

Total current liabilities	541.3	549.2

Long-term debt	672.2	489.2
Deferred income taxes	6.8	116.1
Postretirement benefits and other long-term liabilities	563.5	517.3

Total liabilities	1,783.8	1,671.8

Stockholders’ equity	813.7	994.8

Total liabilities and stockholders’ equity	$2,597.5	$2,666.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In millions)
Operating activities
Net income (loss)	$(188.6)	$4.5	$(222.5)	$56.0
Depreciation and amortization	52.7	50.1	206.0	185.1
Other	159.9	82.4	202.2	39.3

Net cash flow provided by operating activities	24.0	137.0	185.7	280.4

Purchases of property, plant & equipment	(43.1)	(62.1)	(286.6)	(305.7)

Net cash flow after purchases of property, plant & equipment	(19.1)	74.9	(100.9)	(25.3)

Purchase buyouts of leased equipment	(17.5)	—	(37.0)	—

Net cash flow provided by (used in) operations	(36.6)	74.9	(137.9)	(25.3)

Net increase in long-term debt	43.0	(70.1)	180.4	40.6
Debt issuance costs	(1.3)	—	(4.4)	—
Employee stock option exercises	0.9	0.3	1.3	4.6
Dividends paid	(7.7)	(7.7)	(31.0)	(30.4)
Windfall tax benefits	1.0	—	1.0	—

Net cash flow provided by (used in) financing activities	35.9	(77.5)	147.3	14.8

Effect of exchange rate changes on cash	0.3	(0.1)	0.4	(0.2)

Net increase (decrease) in cash and cash equivalents	(0.4)	(2.7)	9.8	(10.7)

Cash and cash equivalents at beginning of period	13.9	6.4	3.7	14.4

Cash and cash equivalents at end of period	$13.5	$3.7	$13.5	$3.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In millions)
Net income (loss)	$(188.6)	$4.5	$(222.5)	$56.0
Interest expense	11.9	7.4	39.0	27.9
Income taxes	(94.2)	(1.3)	(133.0)	24.0
Depreciation and amortization	52.7	50.1	206.0	185.1

EBITDA	$(218.2)	$60.7	$(110.5)	$293.0

Net debt(b) to capital

	December 31,	December 31,
	2006	2005
	(In millions, except percentages)
Total debt	$672.2	$489.2
Less: cash and cash equivalents	13.5	3.7

Net debt at end of period	658.7	485.5

Stockholders’ equity	813.7	994.8

Total invested capital at end of period	$1,472.4	$1,480.3

Net debt to capital(c)	44.7%	32.8%

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income(loss) from operations, net income(loss) or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In millions)
Net cash provided by operating activities	$24.0	$137.0	$185.7	$280.4
Less: purchases of property, plant & equipment	(43.1)	(62.1)	(286.6)	(305.7)

Net operating cash flow	(19.1)	74.9	(100.9)	(25.3)

Less: dividends paid	(7.7)	(7.7)	(31.0)	(30.4)

Free cash flow	$(26.8)	$67.2	$(131.9)	$(55.7)

After-Tax Return on Invested Capital (ROIC)(e)

					Trailing Twelve
	Quarter Ended				Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2006	2006	2006	2006	2006
		(In millions, except percentages)
Net income (loss)	$8.6	$20.4	$(62.9)	$(188.6)	$(222.5)
After-tax net interest expense (f)	4.9	5.2	6.6	7.8	24.5

After-tax return	$13.5	$25.6	$(56.3)	$(180.8)	$(198.0)

Net debt at end of period					$658.7
Stockholder’s equity at end of period					813.7

Invested capital at end of period					1,472.4
Invested capital at beginning of period					1,480.4

Average invested capital(g)					$1,476.4

After-Tax ROIC(h)					-13.4%

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e)	We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of incentive compensation. Other companies may calculate ROIC differently.

(f)	After-tax net interest expense is equal to multiplying net interest expense by the applicable effective income tax rate for each presented quarter.

(g)	Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h)	After-tax ROIC is equal to after-tax return divided by average invested capital.